                                                                    Exhibit 99.1

Journal Register Company Announces Quarterly Cash Dividend

TRENTON, N.J.--(BUSINESS WIRE)--Oct. 28, 2005--Journal Register Company
(NYSE:JRC - News) announced that the Company's Board of Director's has approved a cash dividend of $0.02 per share of Common Stock. The dividend will be payable on January 3, 2006 to shareholders of record on December 7, 2005.

On July 27, 2005, the Company announced the initiation of a regular quarterly dividend. Pursuant to the announcement, the Company paid its first quarterly dividend of $0.02 per share on October 3, 2005 to shareholders of record on
September 7, 2005.

Journal Register Company is a leading U.S. newspaper publishing company. Journal
Register Company owns 27 daily newspapers, including the New Haven Register,
Connecticut's second largest daily and Sunday newspaper, and 338 non-daily publications. Journal Register Company currently operates 202 individual Web sites that are affiliated with the Company's daily newspapers and non-daily publications. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; Central New
England; and the Capital-Saratoga and Mid-Hudson regions of New York. The
Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the
U.S.

This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially.
These include, but are not limited to, the success of the Company's acquisition strategy, including the acquisition of 21st Century Newspapers, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, including the acquisition of 21st Century Newspapers, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange
Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Contact:
     Journal Register Company, Trenton
     Jean B. Clifton
     President and Chief Operating Officer
     Tel: (609) 396-2200
     Fax: (609) 396-2292